Exhibit 99.1

DRI Corporation Announces Record Revenues in Preliminary Results for Second Quarter 2008

Company to Host Live Conference Call to Review Second Quarter 2008 Results on Aug. 15, 2008

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that, according to preliminary results for second quarter 2008, management expects to report net sales of $19.4 million, a record high for second quarter sales volume and an increase of 30 percent over net sales from continuing operations for the same period last year.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “Our increased revenue and backlog in the second quarter of 2008 suggest that the plans we’ve made, implemented, and refined during the past few years are continuing to unfold in a positive manner. For the second quarter of 2008, we expect to exceed the revenues posted in the same period last year and also to exceed revenues from first quarter 2008. We also expect the second quarter of 2008 to be profitable.”

Mr. Turney believes the global transit market trends, stressed by high gas prices and increased ridership, support the Company’s fiscal year 2008 plans.

“The Company’s previously announced large orders and good flow of smaller orders that are below our reporting threshold, both as evidenced by the record level of revenue, underscore the world-wide need for safe and reliable public transportation, as well as the potentially growing need for the Company’s transit communications and security-related products,” Mr. Turney said.

MARK YOUR CALENDAR

On or about Aug. 14, 2008, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the period ended June 30, 2008.

Additionally, the Company will host an investors’ conference call to review second quarter 2008 results on Aug. 15, 2008, at 11 a.m. (Eastern).

To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time: Domestic, (800) 853-3895; or International, (334) 323-7224. The conference passcode is “DRI.”

Telephone replay will be available through Nov. 14, 2008, via the following telephone numbers: Domestic, (877) 656-8905; or International, (334) 323-9859. The replay pin number is 35799094.

To participate via webcast, go to http://www.viavid.net/detailpage.aspx?sid=00005404. The webcast will be archived until Nov. 14, 2008.

FINANCING COMPLETED UNDER MORGAN JOSEPH-LED INITIATIVES

As previously announced, the Company completed three financing initiatives on June 30, 2008, to better align its credit facilities with business plans for the latter part of 2008 and 2009. This included: (1) establishing a new U.S. senior lender relationship with PNC Bank, National Association; (2) arranging a new subordinated debt facility with BHC Interim Funding III, L.P.; and (3) enhancing its existing European credit facilities with Svenska Handelsbanken AB.

“We are excited about these accomplishments. Morgan Joseph, our investment banker, led these initiatives and, despite the difficult credit environment, delivered for us an excellent credit solution on a complex balance sheet in a market that was not particularly cooperative. The Company’s overall effective interest rate percentage declines and we believe we now have a better working capital position as a result,” Mr. Turney said.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the expectations for final sales results for second quarter 2008, timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan and working capital position, expectations for transit industry support for the Company; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that we may not have accurately projected final sales results for second quarter 2008, forecasted the timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan and/or working capital position may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed May 15, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com